EXHIBIT 99.1

Eagle Bancorp Montana Earns $1.9 Million, or $0.24 per Diluted Share, in the First Quarter of 2024 Declares Quarterly Cash Dividend of $0.14 Per Share and Renews Stock Repurchase Plan

HELENA, Mont., April 23, 2024 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (NASDAQ: EBMT), (the “Company,” “Eagle”), the holding company of Opportunity Bank of Montana (the “Bank”), today reported net income of $1.9 million, or $0.24 per diluted share, in the first quarter of 2024, compared to $2.2 million, or $0.28 per diluted share, in the preceding quarter, and $3.2 million, or $0.42 per diluted share, in the first quarter of 2023.

Eagle’s board of directors declared a quarterly cash dividend to $0.14 per share on April 18, 2024. The dividend will be payable June 7, 2024, to shareholders of record May 17, 2024. The current dividend represents an annualized yield of 4.40% based on recent market prices.

“Eagle’s first quarter operating results reflect disciplined loan growth and lower noninterest expenses as we continue to navigate the challenges impacting the banking industry,” said Laura F. Clark, President and CEO. “Our team has done an excellent job of attracting high quality loans, achieving loan growth of 8.7% year-over-year, while maintaining strong asset quality metrics. Additionally, we experienced net interest margin retention compared to the linked quarter, even with the inverted yield curve. While the “higher for longer” interest rate environment continues to present a challenge, we are well positioned with a strong balance sheet for future growth opportunities in the year ahead.”

First Quarter 2024 Highlights (at or for the three-month period ended March 31, 2024, except where noted):

  Net income was $1.9 million, or $0.24 per diluted share, in the first quarter of 2024, compared to $2.2 million, or $0.28 per diluted share, in the preceding quarter, and $3.2 million, or $0.42 per diluted share, in the first quarter a year ago.
  Net interest margin (“NIM”) was 3.33% in the first quarter of 2024, a one basis point improvement compared to 3.32% in the preceding quarter, and a 53-basis point contraction compared to 3.86% in the first quarter a year ago.
  Revenues (net interest income before the provision for credit losses, plus noninterest income) were $19.2 million in the first quarter of 2024, compared to $21.0 million in the preceding quarter and $21.1 million in the first quarter a year ago.
  The accretion of the loan purchase discount into loan interest income from acquisitions was $118,000 in the first quarter of 2024, compared to accretion on purchased loans from acquisitions of $168,000 in the preceding quarter.
  Total loans increased 8.7% to $1.50 billion, at March 31, 2024, compared to $1.38 billion a year earlier, and increased modestly compared to $1.48 billion at December 31, 2023.
  Total deposits increased 1.7% to $1.64 billion at March 31, 2024, compared to $1.61 billion a year earlier, and remained consistent compared to December 31, 2023.
  The allowance for credit losses represented 1.10% of portfolio loans and 194.5% of nonperforming loans at March 31, 2024, compared to 1.09% of portfolio loans and 210.6% of nonperforming loans at March 31, 2023.
  The Company’s available borrowing capacity was approximately $418.2 million at March 31, 2024.
	March 31, 2024
(Dollars in thousands)	Borrowings Outstanding	Remaining Borrowing Capacity
Federal Home Loan Bank advances	$157,540	$286,398
Federal Reserve Bank discount window	-	31,753
Federal Reserve Bank Term Funding Program	20,000	-
Correspondent bank lines of credit	-	100,000
Total	$177,540	$418,151

  The Company paid a quarterly cash dividend in the first quarter of $0.14 per share on March 1, 2024, to shareholders of record February 9, 2024.

Balance Sheet Results

Eagle’s total assets increased 4.7% to $2.08 billion at March 31, 2024, compared to $1.98 billion a year ago, and increased nominally from three months earlier. The investment securities portfolio totaled $311.2 million at March 31, 2024, compared to $349.4 million a year ago, and $318.3 million at December 31, 2023.

Eagle originated $50.4 million in new residential mortgages during the quarter and sold $43.6 million in residential mortgages, with an average gross margin on sale of mortgage loans of approximately 3.25%. This production compares to residential mortgage originations of $92.0 million in the preceding quarter with sales of $88.1 million and an average gross margin on sale of mortgage loans of approximately 3.23%.

Total loans increased $120.0 million, or 8.7%, compared to a year ago, and $12.9 million, or 0.9%, from three months earlier. Commercial real estate loans increased 16.1% to $632.5 million at March 31, 2024, compared to $544.6 million a year earlier. Commercial real estate loans were comprised of 66.9% non-owner occupied and 33.1% owner occupied at March 31, 2024. Agricultural and farmland loans increased 11.0% to $257.0 million at March 31, 2024, compared to $231.5 million a year earlier, as the Company continues to build expertise in agricultural lending. Commercial construction and development loans decreased 11.0% to $147.7 million, compared to $165.9 million a year ago. Residential mortgage loans increased 16.1% to $157.4 million, compared to $135.6 million a year earlier. Commercial loans increased 4.9% to $137.6 million, compared to $131.3 million a year ago. Home equity loans increased 15.4% to $90.4 million, residential construction loans decreased 26.4% to $45.0 million, and consumer loans increased 2.3% to $29.7 million, compared to a year ago.

“While deposit mix continues to shift towards higher yielding time deposits due to the higher interest rate environment, the increase in our overall cost of deposits has slowed, and we anticipate deposit rates will start to stabilize over the next several quarters,” said Miranda Spaulding, CFO.

Total deposits increased 1.7% to $1.64 billion at March 31, 2024, compared to $1.61 billion at March 31, 2023, and remained consistent compared to December 31, 2023. Noninterest-bearing checking accounts represented 25.0%, interest-bearing checking accounts represented 13.3%, savings accounts represented 14.0%, money market accounts comprised 20.8% and time certificates of deposit made up 26.9% of the total deposit portfolio at March 31, 2024. Time certificates of deposit include $50.0 million in brokered certificates at March 31, 2024, compared to no brokered certificates at March 31, 2023, and $72.2 million at December 31, 2023. The average cost of total deposits was 1.62% in the first quarter of 2024, compared to 1.49% in the preceding quarter and 0.62% in the first quarter of 2023. The estimated amount of uninsured deposits at March 31, 2024, was approximately $284.0 million, or 17% of total deposits, compared to approximately $275.0 million, or 17% of total deposits, at December 31, 2023.

Shareholders’ equity was $168.9 million at March 31, 2024, compared to $163.0 million a year earlier and $169.3 million three months earlier. Book value per share was $21.07 at March 31, 2024, compared to $20.36 a year earlier and $21.11 three months earlier. Tangible book value per share, a non-GAAP financial measure calculated by dividing shareholders’ equity, less goodwill and core deposit intangible, by common shares outstanding, was $16.05 at March 31, 2024, compared to $15.14 a year earlier and unchanged from three months earlier.

Operating Results

“Our NIM improved one basis point compared to the preceding quarter, as the yields on earning assets more than offset the cost of funds during the first quarter,” said Clark. “We anticipate continued improvement in our cost of funds during the second half of the year.”

Eagle’s NIM was 3.33% in the first quarter of 2024, compared to 3.32% in the preceding quarter, and a 53-basis point contraction compared to 3.86% in the first quarter a year ago. The interest accretion on acquired loans totaled $118,000 and resulted in a three basis-point increase in the NIM during the first quarter of 2024, compared to $168,000 and a four basis-point increase in the NIM during the preceding quarter. Funding costs for the first quarter of 2024 were 2.67%, compared to 2.58% in the fourth quarter of 2023. Funding costs were 1.33% in the first quarter of 2023. Average yields on interest earning assets for the first quarter of 2024 increased to 5.47%, compared to 5.36% in the fourth quarter of 2023 and 4.87% in the first quarter a year ago.

Net interest income, before the provision for credit losses, remained unchanged at $15.2 million in the first quarter of 2024, compared to the fourth quarter of 2023, and decreased 7.4% compared to $16.4 million in the first quarter of 2023.

Revenues for the first quarter of 2024 decreased 8.8% to $19.2 million, compared to $21.0 million in the preceding quarter and decreased 9.2% compared to $21.1 million in the first quarter a year ago.

Eagle’s total noninterest income decreased 32.0% to $4.0 million in the first quarter of 2024, compared to $5.8 million in the preceding quarter, and decreased 15.4% compared to $4.7 million in the first quarter a year ago. Net mortgage banking, the largest component of noninterest income, totaled $2.2 million in the first quarter of 2024, compared to $3.7 million in the preceding quarter and $3.1 million in the first quarter a year ago. These decreases were largely driven by a decline in net gain on sale of mortgage loans. This was impacted by lower loan volumes and margin compression.

First quarter noninterest expense decreased 9.8% to $17.0 million, compared to $18.9 million in the preceding quarter and increased 3.0% compared to $16.5 million in the first quarter a year ago. Lower salaries and employee benefits contributed to the decrease compared to the preceding quarter.

For the first quarter of 2024, the Company recorded an income tax expense of $370,000. This compared to an income tax benefit of $315,000 in the preceding quarter and income tax expense of $1.0 million in the first quarter of 2023. The effective tax rate for the first quarter of 2024 was 16.3%, compared to 24.4% for the first quarter of 2023. The anticipated effective tax rate for the first quarter of 2024 was lower due to the increase in proportion of tax-exempt income compared to the pretax earnings, as well as tax credits and other tax benefits related to investments in low income housing tax credit projects.

Credit Quality

During the first quarter of 2024, Eagle recorded a recapture in its provision for credit losses of $135,000. This compared to a $270,000 provision for credit losses in the preceding quarter and a $279,000 provision for credit losses in the first quarter a year ago. The allowance for credit losses represented 227.6% of nonperforming loans at March 31, 2024, compared to 195.2% three months earlier and 210.6% a year earlier. Nonperforming loans were $7.2 million at March 31, 2024, $8.4 million at December 31, 2023, and $7.1 million a year earlier.

Net loan recoveries totaled $65,000 in the first quarter of 2024, compared to net loan charge-offs of $10,000 in the preceding quarter and net loan recoveries of $21,000 in the first quarter a year ago. The allowance for credit losses was $16.4 million, or 1.10% of total loans, at March 31, 2024, compared to $16.4 million, or 1.11% of total loans, at December 31, 2023, and $15.0 million, or 1.09% of total loans, a year ago.

Capital Management

The ratio of tangible common shareholders’ equity (shareholders’ equity, less goodwill and core deposit intangible) to tangible assets (total assets, less goodwill and core deposit intangible) was 6.32% at March 31, 2024, from 6.25% a year ago and unchanged from three months earlier. Shareholders’ equity has been impacted by an accumulated other comprehensive loss related to securities available-for-sale, which resulted from unrealized losses primarily related to rapid increases in interest rates. As of March 31, 2024, the Bank’s regulatory capital was in excess of all applicable regulatory requirements and is deemed well capitalized. The Bank’s Tier 1 capital to adjusted total average assets was 9.91% as of March 31, 2024.

Stock Repurchase Authority

Eagle announced that its Board of Directors has authorized the repurchase of up to 400,000 shares of its common stock beginning May 1, 2024, representing approximately 5.0% of outstanding shares. Under the plan, shares may be purchased by the company on the open market or in privately negotiated transactions. The extent to which the Company repurchases its shares and the timing of such repurchase will depend upon market conditions and other corporate considerations. The plan is expected to be in place for approximately 12 months, but may be suspended, terminated or modified by the Company’s Board of Directors at any time. The plan does not obligate the Company to purchase any particular number of shares.

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana, and is the holding company of Opportunity Bank of Montana, a community bank established in 1922 that serves consumers and small businesses in Montana through 29 banking offices. Additional information is available on the Bank’s website at www.opportunitybank.com. The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Market under the symbol “EBMT.”

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," “will” "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, mergers, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions and political events, either nationally or in our market areas, that are worse than expected; the emergence or continuation of widespread health emergencies or pandemics including the magnitude and duration of the COVID-19 pandemic, including but not limited to vaccine efficacy and immunization rates, new variants, steps taken by governmental and other authorities to contain, mitigate and combat the pandemic, adverse effects on our employees, customers and third-party service providers, the increase in cyberattacks in the current work-from-home environment, the ultimate extent of the impacts on our business, financial position, results of operations, liquidity and prospects, continued deterioration in general business and economic conditions could adversely affect our revenues and the values of our assets and liabilities, lead to a tightening of credit and increase stock price volatility, and potential impairment charges; the impact of continuing adverse developments affecting the U.S. banking industry, including the associated impact of any regulatory changes or other mitigation efforts taken by governmental agencies in response thereto; the possibility that future credit losses may be higher than currently expected due to changes in economic assumptions, customer behavior, adverse developments with respect to U.S. economic conditions and other uncertainties, including the impact of supply chain disruptions, inflationary pressures and labor shortages on economic conditions and our business; an inability to access capital markets or maintain deposits or borrowing costs; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; the concentration of our business in Montana; our ability to continue to increase and manage our commercial real estate, commercial business and agricultural loans; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including any securities, bank operations, consumer or employee litigation); inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets that lead to impairment in the value of our investment securities and goodwill; other economic, governmental, competitive, regulatory and technological factors that may affect our operations; our ability to implement new technologies and maintain secure and reliable technology systems including those that involve the Bank’s third-party vendors and service providers; cyber incidents, or theft or loss of Company or customer data or money; our ability to appropriately address social, environmental, and sustainability concerns that may arise from our business activities; the effect of our recent or future acquisitions, including the failure to achieve expected revenue growth and/or expense savings, the failure to effectively integrate their operations, the outcome of any legal proceedings and the diversion of management time on issues related to the integration.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States, or GAAP, the Financial Ratios and Other Data contains non-GAAP financial measures. Non-GAAP financial measures include: 1) core efficiency ratio, 2) tangible book value per share and 3) tangible common equity to tangible assets. The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and performance trends, and to enhance investors’ overall understanding of such financial performance. In particular, the use of tangible book value per share and tangible common equity to tangible assets is prevalent among banking regulators, investors and analysts.

The numerator for the core efficiency ratio is calculated by subtracting acquisition costs and intangible asset amortization from noninterest expense. Tangible assets and tangible common shareholders’ equity are calculated by excluding intangible assets from assets and shareholders’ equity, respectively. For these financial measures, our intangible assets consist of goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. We believe that this measure is consistent with the capital treatment by our bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios and present this measure to facilitate the comparison of the quality and composition of our capital over time and in comparison, to our competitors.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. Further, the non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders’ equity determined in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. Reconciliation of the GAAP and non-GAAP financial measures are presented below.

Balance Sheet
(Dollars in thousands, except per share data)		(Unaudited)
	March 31,	December 31,	March 31,
	2024	2023	2023

Assets:
Cash and due from banks	$19,479	$23,243	$18,087
Interest bearing deposits in banks	1,438	1,302	1,348
Total cash and cash equivalents	20,917	24,545	19,435
Securities available-for-sale, at fair value	311,227	318,279	349,423
Federal Home Loan Bank ("FHLB") stock	8,449	9,191	7,360
Federal Reserve Bank ("FRB") stock	4,131	4,131	4,131
Mortgage loans held-for-sale, at fair value	9,612	11,432	9,927
Loans:
Real estate loans:
Residential 1-4 family	157,414	156,578	135,615
Residential 1-4 family construction	45,026	43,434	61,190
Commercial real estate	632,452	608,691	544,618
Commercial construction and development	147,740	158,132	165,912
Farmland	140,246	142,590	138,910
Other loans:
Home equity	90,418	86,932	78,321
Consumer	29,677	30,125	28,996
Commercial	137,640	132,709	131,252
Agricultural	116,775	125,298	92,609
Total loans	1,497,388	1,484,489	1,377,423
Allowance for credit losses	(16,410)	(16,440)	(15,000)
Net loans	1,480,978	1,468,049	1,362,423
Accrued interest and dividends receivable	12,038	12,485	10,427
Mortgage servicing rights, net	15,738	15,853	15,875
Assets held-for-sale, at fair value	-	-	1,305
Premises and equipment, net	97,643	94,282	86,614
Cash surrender value of life insurance, net	48,218	47,939	47,985
Goodwill	34,740	34,740	34,740
Core deposit intangible, net	5,514	5,880	7,043
Other assets	26,869	28,860	26,048
Total assets	$2,076,074	$2,075,666	$1,982,736

Liabilities:
Deposit accounts:
Noninterest bearing	$408,781	$418,727	$460,195
Interest bearing	1,226,818	1,216,468	1,147,343
Total deposits	1,635,599	1,635,195	1,607,538
Accrued expenses and other liabilities	34,950	36,462	30,765
FHLB advances and other borrowings	177,540	175,737	122,530
Other long-term debt, net	59,037	58,999	58,887
Total liabilities	1,907,126	1,906,393	1,819,720

Shareholders' Equity:
Preferred stock (par value $0.01 per share; 1,000,000 shares
authorized; no shares issued or outstanding)	-	-	-
Common stock (par value $0.01; 20,000,000 shares authorized;
8,507,429 shares issued; 8,016,784, 8,016,784 and 8,006,033
shares outstanding at March 31, 2024, December 31, 2023 and
March 31, 2023, respectively)	85	85	85
Additional paid-in capital	108,893	108,819	109,265
Unallocated common stock held by Employee Stock Ownership Plan	(4,440)	(4,583)	(5,013)
Treasury stock, at cost (490,645, 490,645 and 501,396 shares at
March 31, 2024, December 31, 2023 and March 31, 2023, respectively)	(11,124)	(11,124)	(11,343)
Retained earnings	96,797	96,021	92,547
Accumulated other comprehensive loss, net of tax	(21,263)	(19,945)	(22,525)
Total shareholders' equity	168,948	169,273	163,016
Total liabilities and shareholders' equity	$2,076,074	$2,075,666	$1,982,736

Income Statement		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Interest and dividend income:
Interest and fees on loans	$21,942	$21,481	$17,737
Securities available-for-sale	2,724	2,790	2,843
FRB and FHLB dividends	247	247	107
Other interest income	29	23	21
Total interest and dividend income	24,942	24,541	20,708
Interest expense:
Interest expense on deposits	6,548	6,090	2,460
FHLB advances and other borrowings	2,497	2,569	1,142
Other long-term debt	683	684	678
Total interest expense	9,728	9,343	4,280
Net interest income	15,214	15,198	16,428
(Recapture) provision for credit losses	(135)	270	279
Net interest income after (recapture) provision for credit losses	15,349	14,928	16,149

Noninterest income:
Service charges on deposit accounts	400	444	339
Mortgage banking, net	2,177	3,718	3,050
Interchange and ATM fees	563	663	577
Appreciation in cash surrender value of life insurance	288	301	280
Net loss on sale of available-for-sale securities	-	-	(224)
Other noninterest income	524	686	649
Total noninterest income	3,952	5,812	4,671

Noninterest expense:
Salaries and employee benefits	9,718	11,359	9,693
Occupancy and equipment expense	2,099	1,972	2,073
Data processing	1,525	1,673	1,212
Advertising	253	445	281
Amortization	369	386	418
Loan costs	398	461	445
FDIC insurance premiums	299	288	168
Professional and examination fees	484	438	484
Other noninterest expense	1,888	1,869	1,759
Total noninterest expense	17,033	18,891	16,533

Income before provision (benefit) for income taxes	2,268	1,849	4,287
Provision (benefit) for income taxes	370	(315)	1,045
Net income	$1,898	$2,164	$3,242

Basic earnings per common share	$0.24	$0.28	$0.42
Diluted earnings per common share	$0.24	$0.28	$0.42

Basic weighted average shares outstanding	7,824,928	7,809,274	7,790,188

Diluted weighted average shares outstanding	7,835,304	7,815,022	7,792,467

ADDITIONAL FINANCIAL INFORMATION		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended or Years Ended
	March 31,	December 31,	March 31,
	2024	2023	2023

Mortgage Banking Activity (For the quarter):
Net gain on sale of mortgage loans	$1,414	$2,845	$2,203
Net change in fair value of loans held-for-sale and derivatives	(173)	(40)	(19)
Mortgage servicing income, net	936	913	866
Mortgage banking, net	$2,177	$3,718	$3,050

Performance Ratios (For the quarter):
Return on average assets	0.37%	0.42%	0.67%
Return on average equity	4.67%	5.68%	7.99%
Yield on average interest earning assets	5.47%	5.36%	4.87%
Cost of funds	2.67%	2.58%	1.33%
Net interest margin	3.33%	3.32%	3.86%
Core efficiency ratio*	86.95%	88.08%	76.38%

Asset Quality Ratios and Data:	As of or for the Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023

Nonaccrual loans	$5,231	$8,395	$5,882
Loans 90 days past due and still accruing	1,979	26	1,241
Restructured loans, net	-	-	-
Total nonperforming loans	7,210	8,421	7,123
Other real estate owned and other repossessed assets	-	5	-
Total nonperforming assets	7,210	$8,426	$7,123

Nonperforming loans / portfolio loans	0.48%	0.57%	0.52%
Nonperforming assets / assets	0.35%	0.41%	0.36%
Allowance for credit losses / portfolio loans	1.10%	1.11%	1.09%
Allowance for credit losses/ nonperforming loans	227.60%	195.23%	210.59%
Gross loan charge-offs for the quarter	$1	$11	$1
Gross loan recoveries for the quarter	$66	$1	$22
Net loan (recoveries) charge-offs for the quarter	$(65)	$10	$(21)

	March 31,	December 31,	March 31,
	2024	2023	2023
Capital Data (At quarter end):
Common shareholders' equity (book value) per share	$21.07	$21.11	$20.36
Tangible book value per share**	$16.05	$16.05	$15.14
Shares outstanding	8,016,784	8,016,784	8,006,033
Tangible common equity to tangible assets***	6.32%	6.32%	6.25%

Other Information:
Average investment securities for the quarter	$314,129	$306,678	$345,033
Average investment securities year-to-date	$314,129	$328,533	$345,033
Average loans for the quarter ****	$1,499,293	$1,494,181	$1,366,766
Average loans year-to-date ****	$1,499,293	$1,436,672	$1,366,766
Average earning assets for the quarter	$1,830,316	$1,817,419	$1,724,802
Average earning assets year-to-date	$1,830,316	$1,780,727	$1,724,802
Average total assets for the quarter	$2,066,579	$2,062,267	$1,947,091
Average total assets year-to-date	$2,066,579	$2,015,586	$1,947,091
Average deposits for the quarter	$1,625,770	$1,626,598	$1,605,566
Average deposits year-to-date	$1,625,770	$1,603,861	$1,605,566
Average equity for the quarter	$162,637	$152,516	$162,278
Average equity year-to-date	$162,637	$158,807	$162,278

* The core efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of acquisition costs and intangible asset amortization, by the sum of net interest income and non-interest income.
** The tangible book value per share is a non-GAAP ratio that is calculated by dividing shareholders' equity, less goodwill and core deposit intangible, by common shares outstanding.
*** The tangible common equity to tangible assets is a non-GAAP ratio that is calculated by dividing shareholders'
equity, less goodwill and core deposit intangible, by total assets, less goodwill and core deposit intangible.
**** Includes loans held for sale

Reconciliation of Non-GAAP Financial Measures

Core Efficiency Ratio		(Unaudited)
(Dollars in thousands)	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Calculation of Core Efficiency Ratio:
Noninterest expense	$17,033	$18,891	$16,533
Intangible asset amortization	(369)	(386)	(418)
Core efficiency ratio numerator	16,664	18,505	16,115

Net interest income	15,214	15,198	16,428
Noninterest income	3,952	5,812	4,671
Core efficiency ratio denominator	19,166	21,010	21,099

Core efficiency ratio (non-GAAP)	86.95%	88.08%	76.38%

Tangible Book Value and Tangible Assets	(Unaudited)
(Dollars in thousands, except per share data)	March 31,	December 31,	March 31,
	2024	2023	2023
Tangible Book Value:
Shareholders' equity	$168,948	$169,273	$163,016
Goodwill and core deposit intangible, net	(40,254)	(40,620)	(41,783)
Tangible common shareholders' equity (non-GAAP)	$128,694	$128,653	$121,233

Common shares outstanding at end of period	8,016,784	8,016,784	8,006,033

Common shareholders' equity (book value) per share (GAAP)	$21.07	$21.11	$20.36

Tangible common shareholders' equity (tangible book value)
per share (non-GAAP)	$16.05	$16.05	$15.14

Tangible Assets:
Total assets	$2,076,074	$2,075,666	$1,982,736
Goodwill and core deposit intangible, net	(40,254)	(40,620)	(41,783)
Tangible assets (non-GAAP)	$2,035,820	$2,035,046	$1,940,953

Tangible common shareholders' equity to tangible assets
(non-GAAP)	6.32%	6.32%	6.25%

Contacts:	Laura F. Clark, President and CEO (406) 457-4007 Miranda J. Spaulding, SVP and CFO (406) 441-5010